Exhibit 10.6

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BROADSTONE NET LEASE, LLC

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF ANY OFFERING OF INTERESTS IN BROADSTONE NET LEASE, LLC OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ANY INTERESTS ISSUED HEREUNDER MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM.

Dated December 31, 2007

(i)

5.6	Voting	20

5.7	Proxies	20

5.8	Written Consents	20

5.9	Conduct of Meetings	21

ARTICLE VI CAPITAL ACCOUNTS; ALLOCATIONS		21

6.1	Capital Accounts	21

6.2	Allocations to Capital Accounts	21

6.3	Tax Allocations	24

6.4	Determinations by Managing Member	25

ARTICLE VII DISTRIBUTIONS		25

7.1	Distributions	25

7.2	Restrictions on Distributions	26

7.3	Record Holders	26

7.4	Distribution Reinvestment	26

7.5	Final Distribution	26

ARTICLE VIII CONVERSION RIGHTS; ASSIGNMENT OF INTERESTS		26

8.1	Conversion Rights	26

8.2	Withdrawals and Assignments by Members	28

8.3	Sale of Membership Units; Applicable Law Withdrawal	30

ARTICLE IX DISSOLUTION OF THE COMPANY		31

9.1	Dissolution of Operating Company	31

9.2	Winding Up of Operating Company Affairs and Distribution of Assets	32

9.3	Distributions Upon Dissolution and Liquidation	32

ARTICLE X MISCELLANEOUS PROVISIONS		32

10.1	Notices	32

10.2	Application of New York Law	32

10.3	Consent To Jurisdiction	33

10.4	Waiver of Trial by Jury	33

10.5	Amendments to Agreement	33

10.6	Severability	34

10.7	Successors	34

10.8	Entire Agreement	34

10.9	Power of Attorney	34

10.10	Waiver of Action for Partition	35

10.11	Number and Gender	35

10.12	Counsel	35

10.13	Survival	35

10.14	Ownership and Use of Name	35

(ii)

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BROADSTONE NET LEASE, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is effective December 31, 2007, by and among BROADSTONE NET LEASE, LLC (the “Operating Company”), Knollwood Ventures, Inc., Box Tree Assets, LLC, Broadstone Ventures, LLC and Nelson Leenhouts (collectively, the “Original Members”), Broadstone Net Lease, Inc. (the “Managing Member”) and such other Additional Members (as hereinafter defined) as may be added pursuant to the terms hereof.

R E C I T A L S :

WHEREAS, the Original Members previously formed the Operating Company as a limited liability company under the New York Limited Liability Company Law (the “LLC Law”);

WHEREAS, the Operating Company and certain of the Original Members entered into an Operating Agreement dated August 8, 2006, as amended (the “Original Operating Agreement”), which sets forth the agreements among the Operating Company and the Original Members with respect to the Operating Company;

WHEREAS, the Managing Member is conducting a private offing of its common stock (“Offering”), the proceeds of which are to be used to make capital contributions in the Operating Company;

WHEREAS, the Original Members desire to admit the Managing Member as the sole managing member of the Operating Company contemporaneously with the initial closing of the Offering; and

WHEREAS, the Operating Company and the Original Members desire to amend and restate the Original Operating Agreement to effectuate the same on the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and mutual promises and undertakings of the parties hereto, and intending to be legally bound hereby, the parties agree to amend and restate the Original Operating Agreement in its entirety as follows:

ARTICLE I

DEFINED TERMS

1.1    Defined Terms. The defined terms used in this Agreement has the meanings specified below:

“Additional Member” means Persons: (a) admitted to the Operating Company as an additional Member, or (b) an existing Member who increases the amount of its Capital Contributions.

“Adjusted Capital Account Deficit” means with respect to any Member or Assignee, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)      Credit to such Capital Account any amounts which such Person is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account changes during such year in the Operating Company “minimum gain” (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) and Member “minimum gain”; and

(b)      Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith. No Member shall have any obligation to pay any additional Capital Contribution to make up any Adjusted Capital Account Deficit.

“Affiliate” means a Person who is (i) in the case of an individual, any immediate family member of such Person, (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract or otherwise.

“Agreement” means this Amended and Restated Operating Agreement as amended, modified, supplemented or restated from time to time, as the context requires.

“Applicable Law” means any applicable law, regulation, ruling, order or directive, or license, permit or other similar approval of any Governmental Authority, now or hereafter in effect, to which a Member (or any of its Affiliates) is or may be subject.

“Articles of Organization” has the meaning set forth in Section 2.5(a).

“Asset Management Agreement” has the meaning set forth in Section 4.1(c).

“Asset Manager” means Broadstone Asset Management, LLC.

“Assignee” means a Person who acquired a Membership Unit, but who is not a Substitute Member.

“Assignment” has the meaning set forth in Section 8.1(b).

“Book Value” means with respect to any Operating Company asset, the asset’s adjusted basis for federal income tax purposes except: (a) the initial Book Value of Non-Cash Assets contributed to the Operating Company as of the date of their contribution shall be their respective fair market value (net of liabilities secured by such assets that the Operating Company is considered to assume or take subject to under Section 752 of the Code) as determined by the Managing Member; and (b) the Book Values of all Operating Company assets shall be adjusted to equal their respective fair market values (as determined by the Managing Member), in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any new or additional Membership Unit by any Additional Member in exchange for more than a de minimis Capital Contribution; (ii) the date of the actual distribution of more than a de minimis amount of Operating Company property (other than a pro rata distribution) to a Member; (iii) the date of the grant of a Membership Unit to a Member as consideration for the provision of services to or for the benefit of the Operating Company by an Additional Member acting in, or in anticipation of acting in, a Managing Member capacity, or (iv) the date of the actual liquidation of the Operating Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to the foregoing shall be made only if the Managing Member determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Book Value of any Operating Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value, as determined by the Managing Member. The Book Value of any Operating Company asset shall be adjusted to reflect any write down.

“Business Day” means any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York.

“Capital Account” means with respect to any Member or Assignee, the Capital Account maintained for such Person in accordance with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contribution” means the cash and other property (at its fair market value, as determined by the Managing Member) contributed to the capital of the Operating Company pursuant to Article III.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (sometimes referred to as the “Treasury Regulations”) or corresponding provisions of subsequent revenue laws.

“Common Stock” means the shares of common stock, $0.001 par value per share, of the Managing Member.

“Conversion Right” has the meaning set forth in Section 8.1 hereof.

“Corporation” means Broadstone Net Lease, Inc., a Maryland corporation.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, using any reasonable method selected by the Managing Member.

“Determined Share Value” has the meaning set forth in the Articles of Incorporation of the Managing Member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Termination” has the meaning set forth in Section 9.1.

“Exculpated Person” means any of (a) the Managing Member, its Affiliates (including the Asset Manager and the Property Manager) and Related Persons, or any manager, officer, shareholder, director, member, employee, representative or agent of the Managing Member or its Affiliates and (b) any Portfolio Entity or any director, manger officer, shareholder, partner, member, employee, trustee, representative or agent of any Portfolio Entity.

“Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or combination or permutation thereof) having jurisdiction as to the matter in question.

“Income” and “Loss” means, for each fiscal year or other period, an amount equal to the Operating Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)      Any income of the Operating Company that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss pursuant to this definition of “Income” and “Loss” shall be taken into account as income;

(b)      Any expenditures of the Operating Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income and Loss pursuant to this definition of “Income” and “Loss” shall be taken into account as an expenditure;

(c)      In the event the Book Value of any Operating Company asset is adjusted pursuant to the definition of “Book Value” as defined in Article I, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Income and Loss;

(d)      Gain or loss resulting from any disposition of Operating Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value; and

(e)      In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

provided, however, any items which are specially allocated pursuant to Sections 6.2(b) and 6.2(c) hereof shall not be taken into account in computing Income or Loss pursuant to this Section.

“Independent Directors Committee” means the committee so designated in the Articles of Incorporation of the Managing Member, as amended from time to time.

“Investment Operating Company Act” means the Investment Operating Company Act of 1940, as the same may be hereafter amended from time to time.

“Investment Guidelines” means the investment objectives and policies of the Operating Company and the Corporation set forth on Exhibit A to the Asset Management Agreement attached hereto, as they may be amended or modified from time to time by the Independent Directors Committee.

“Liquidation” means (a) when used with reference to the Operating Company, the earlier of (i) the date upon which the Operating Company is terminated under Section 708(b)(1) of the Code, or (ii) the date upon which the Operating Company ceases to be a going concern, and (b) when used with reference to any Member, the earlier of (i) the date upon which there is a Liquidation of the Operating Company or (ii) the date upon which such Member’s entire Membership Unit in the Operating Company is terminated other than by transfer, assignment or other disposition to a Person other than the Operating Company.

“LLC Law” has the meaning set forth in the recitals to this Agreement.

“Managing Member” means Broadstone Net Lease, Inc., a Maryland corporation, and any successor thereto.

“Managing Member Group Members” means the Managing Member, Broadstone Ventures, LLC, Knollwood Ventures, Inc., Box Tree Assets LLC, and their respective assignees and successors in interest.

“Material Adverse Effect” means (a) a violation of a statute, rule or regulation of any Governmental Authority that is reasonably likely to have a material adverse effect on the Properties or other assets owned by the Operating Company, or on the Operating Company, the Managing Member, any Member, or any of their respective Affiliates, in each case taken as a whole, (b) an occurrence that is reasonably likely to subject a Property or any other asset owned by the Operating Company, the Operating Company, the Managing Member, any other Member or any of their respective Affiliates to any material regulatory requirement to which it would not otherwise be subject, or which is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been, (c) an occurrence that is reasonably likely to subject any Member to any tax under Section 897 of the Code, or (d) an occurrence that is reasonably likely to cause the Operating Company to be taxed as a corporation.

“Members” means the Managing Member, the Original Members, and all of the Additional Members. The names and addresses of all Members are set forth on Exhibit A, which shall be amended from time to time as provided herein.

“Membership Unit” means a fractional, undivided share of the membership interests of all Members. The number of Membership Units existing on the date hereof through December 31, 2009 shall equal the aggregate amount of the paid-in Capital Contributions of all of the Members divided by $50.00. Thereafter, additional Capital Contributions shall be divided into Membership Units at a rate equal to one Membership Unit for each Capital Contribution equal to the then current Determined Share Value.

“Member Non-Recourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

“Non-Managing Member” means any Person named as a member other than the Managing Member on Exhibit A, as such exhibit may be amended from time to time.

“New Shares” has the meaning set forth in Section 3.2(c).

“Non-Cash Asset” means an asset excluding cash or a cash equivalent.

“Non-Recourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

“Operating Company” has the meaning set forth in the preamble to this Agreement.

“Original Members” has the meaning set forth in the preamble to this Agreement and includes Broadstone Ventures, LLC, Knollwood Ventures, Inc., Box Tree Assets LLC and Nelson Leenhouts.

“Original Operating Agreement” has the meaning set forth in the recitals to this Agreement.

“Percentage Interest” means with respect to any Member, the percentage determined by dividing the number of Membership Units held by such Member by the aggregate number of Membership Units of all the Members as of the date of determination, subject to appropriate adjustments if any Preferred Units are authorized and outstanding.

“Person” means an individual or any entity, including, but not limited to, a corporation, Operating Company, juridical entity, voluntary association, joint venture, trust, estate, unincorporated organization, statutory body or a government or any agency, instrumentality, authority or political subdivision thereof.

“Plan Asset Regulation” means the regulations promulgated by the United States Department of Labor in Title 29, Code of Federal Regulations, Part 2510, Section 101.3, and any successor regulations thereto.

“Preferred Units” has the meaning set forth in Section 3.2(c).

“Prime Rate” means the rate of interest per annum published from time to time in the Wall Street Journal as the prime rate.

“Private Placement Memorandum” means the Private Placement Memorandum, dated October 22, 2007, as amended, supplemented and/or restated from time to time, pursuant to which shares of common stock are offered for sale by the Managing Member.

“Property” or “Properties” means each parcel of real property in which the Operating Company acquires ownership of (a) the fee or leasehold interest, or (b) an indirect fee or leasehold interest through an interest in any Portfolio Entity.

“Property Management Agreement” has the meaning set forth in Section 4.1(d).

“Property Manager” means Broadstone Real Estate, LLC, a New York limited liability company.

“Related Persons” means Norman Leenhouts and his spouse, Amy L. Tait and Robert C. Tait and their respective children and grandchildren and any Person who is an Affiliate of each such Person, which includes each Person included in the Managing Member Group Members.

“Reserves” means such reserves established by the Managing Member, or the Asset Manager, which it reasonably determines in its sole discretion to be necessary or desirable to provide for working capital of the Operating Company and to satisfy any contingent liabilities of the Operating Company hereof.

“REIT” means a real estate investment trust as defined in Section 856 of the Code or any successor provision.

“REIT Entities” has the meaning set forth in Section 10.2.

“REIT Requirements” means all actions or omissions as may be necessary (including making appropriate distributions from time to time) for the Managing Member to maintain its status as a real estate investment trust within the meaning of Section 856 et seq. of the Code, as such provisions may be amended from time to time, or the corresponding provisions of succeeding law.

“Securities Act” means the Securities Act of 1933, as the same may be hereafter amended from time to time.

“Shares” means the shares of common stock of the Managing Member.

“Special Purpose Entity” means any Person in which the Operating Company owns a direct or indirect controlling equity interest.

“Subsequent Closing” means the admission to the Operating Company of an Additional Member occurring after December 31, 2007.

“Subscription Agreement” means an agreement for subscription to purchase for cash or property interests in the Operating Company which shall be substantively identical to the form of Subscription Agreement then used by the Managing Member in connection with any offering of its Shares.

“Substitute Member” means a Person admitted as a Member pursuant to Section 8.1(c) as the successor to a Member.

“Tax Exempt Member” means a Member which is exempt from federal income taxation under Section 501 of the Code.

“Temporary Investments” means Operating Company assets which are invested in bank accounts, money market funds, marketable obligations issued or guaranteed by the United States Government or any political subdivision thereof, certificates of deposit, bankers’ acceptances and other similar liquid investments, provided, however, Temporary Investments shall not include investments in Portfolio Entities.

“Third Party” or “Third Parties” means a Person or Persons who is or are neither a Member nor an Affiliate of a Member.

1.2      Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined has the meaning accorded to them in accordance with the tax accounting rules applied in the preparation of the Operating Company’s tax returns and, except as expressly provided herein, all accounting determinations shall be made in accordance with such rules, consistently applied.

1.3      Interpretation.

(a)      Exhibits and Sections. References to an “Exhibit” are, unless otherwise specified, to an Exhibit attached to this Agreement and references to a “section” or a “subsection” are, unless otherwise specified, to a section or a subsection of this Agreement.

(b)      Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “dollars” and “$” shall mean United States of America dollars. Whenever the term “including” is used in this Agreement it shall be deemed to mean “including, but not limited to” or “including, without limitation.”

(c)      Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

1.4      Managing Member Standard of Care. Whenever in this Agreement the Managing Member is permitted or required to make a decision: (a) in its “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Operating Company or any other Person, or (b) in its “good faith,” the Managing Member shall act with the care of a prudent person acting in the conduct of such person’s own affairs, or (c) under another express standard, the Managing Member shall act under such express standard; and, in each case, shall not be subject to any other or different standard imposed by this Agreement or other Applicable Law.

ARTICLE II

ORGANIZATIONAL AND GENERAL MATTERS

2.1      Name. The name of the Operating Company shall continue to be Broadstone Net Lease, LLC, provided, however, the Managing Member may select another name, but it may not choose the name (or any derivative thereof) of any Member without the prior written consent of such Member. All transactions of the Operating Company, to the extent permitted by applicable law, shall be carried on and completed in such name (it being agreed, however, that the Operating Company may adopt assumed or fictitious names in certain jurisdictions to the extent necessary or appropriate).

2.2      Purpose. The purpose and nature of the business to be conducted by the Operating Company is: (a) to conduct any business that may be lawfully conducted by a limited liability company organized pursuant to the LLC Law, provided, however, that as long as the Managing Member has determined to continue to qualify as a REIT, such business shall be limited to and conducted in such a manner as to permit the Managing Member at all times to be classified as a REIT for federal income tax purposes, unless the Managing Member ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Company; (b) to enter into any partnership, join venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engage in any of the foregoing; and (c) to do anything necessary or incidental to the foregoing which, in each case, is not in breach of this Agreement.

2.3      Powers. The Operating Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Operating Company including full power and authority, directly or through its ownership interest in other entities, including Special Purpose Entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that as long as the Managing Member has determined to continue to qualify as a REIT, the Operating Company shall not take, or refrain from taking, any action which, in the judgment of the Managing Member, in its sole and absolute discretion: (a) could adversely affect the ability of the Managing Member to continue to qualify as a REIT; (b) could subject Managing Member to any taxes under Section 857 or Section 4981 of the Code; or (c) could violate any law or regulation of any Governmental Authority having jurisdiction over the Managing Member or its securities; unless any such action or inaction under (a), (b) or (c) shall have been specifically consented to by the Managing Member in writing.

2.4    Principal Office. The principal office of the Operating Company shall be located at 140 Clinton Square, Rochester, New York 14604, or at such other place as designated by the Managing Member. In addition, the Operating Company may maintain such other offices as the Managing Member may deem advisable from time to time.

2.5    Term.

(a)      The Operating Company commenced business as a limited liability company on August 8, 2006, the date of the filing of the Operating Company’s Articles of Organization (the “Articles of Organization”) by the Secretary of State of the State of New York. The Members hereby agree to continue the Operating Company as a limited liability company pursuant to the provisions of the LLC Law and all other pertinent laws of the State of New York, for the purposes and upon the terms and conditions hereinafter set forth. The Members agree that the rights and liabilities of the Members shall be as provided in the LLC Law except as otherwise expressly provided herein. Without limiting the foregoing, the Members agree that this Agreement amends and restates the Original Operating Agreement in its entirety.

(b)      The term of the Operating Company shall continue until dissolved pursuant to the provisions of Article IX or as otherwise provided by law.

2.6      Required Filings. The Managing Member shall execute, file, record and/or publish such certificates and documents as may be required by this Agreement or by Applicable Law in connection with the formation and operation of the Operating Company.

2.7      Nature of Membership Units; Title to Operating Company Assets. Membership Units in the Operating Company shall be personal property for all purposes. All property owned by the Operating Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Operating Company as an entity. No Member, individually, shall have ownership of such property.

2.8        No Partnership Intended for Non-Tax Purposes. The Members have formed the Operating Company as a limited liability company under the LLC Law and do not intend to form a partnership, corporation or other type of entity. The Members do not intend to be partners to each other or partners as to any other person, except for federal and state income tax purposes.

ARTICLE III

CAPITALIZATION

3.1      Capital Contributions.

(a)      Initial Capital Contributions.

(i)

At the time of the execution of this Agreement, the Members shall have made, or simultaneously herewith shall make, the Capital Contributions set forth in Exhibit A to this Agreement. The Members shall own Membership Units as set forth on Exhibit A. The Membership Units shall be uncertificated.

(ii)

Additional Members shall make initial Capital Contributions at the Subsequent Closings at which they are admitted to the Operating Company as required by, and in accordance with Section 3.2. The Managing Member shall revise Exhibit A (x) as of each Subsequent Closing to add the names of Additional Members and their respective Capital Contributions and number of Membership Units acquired by such Additional Members, and (y) from time to time to reflect any transfer of Membership Units or conversion of Membership Units into Shares in accordance with this Agreement.

(b)      Additional Capital Contributions.

(i)

No Member shall be assessed or be required to contribute additional funds or other property to the Operating Company. Any additional funds or other property required by the Operating Company, as determined by the Managing Member in its sole discretion, may, at the option of the Managing Member and without an obligation to do so (except as provided for in Section 3.1(b)(ii)), be contributed by the Managing Member as additional Capital Contributions. If and as the Managing Member or any other Member makes additional Capital Contributions to the Operating Company, each such Member shall receive additional Membership Units as provided for in Section 3.2.

(ii)

The proceeds of any and all funds raised by or through the Managing Member through the issuance of additional Shares of the Managing Member shall be contributed to the Operating Company as additional Capital Contributions, and in such event the Managing Member shall be issued additional Membership Units pursuant to Section 3.2.

(c)      Liability of Members. Except as expressly required pursuant under the LLC Law, the Members shall have no personal liability for the losses, debts, claims, expenses, judgments, penalties or encumbrances of or against the Operating Company or the properties.

3.2      Issuances of Additional Membership Units.

(a)      Issuance to Other Than the Managing Member. The Managing Member is hereby authorized to cause the Operating Company to issue additional Membership Units and Preferred Units for any Operating Company purpose at any time or from time to time, to any

Non-Managing Members or to other Persons for such consideration and on such terms and conditions as shall be established by the Managing Member in its sole and absolute discretion, all without the approval of any Non-Managing Members except to the extent provided herein.

(b)      Issuance to the Managing Member – Common Stock. The Operating Company shall from time to time issue to the Managing Member additional Membership Units upon issuance of Shares equal to the number of Shares so issued provided the Managing Member shall make a Capital Contribution to the Operating Company in an amount equal to the: (1) proceeds raised in connection with the issuance of such Shares of the Managing Member in the event such Shares are sold for cash or cash equivalents, or (2) value of the property received in consideration for such Shares, in the event such Shares are issued in consideration for other property.

(c)      Issuance of Preferred Units. The Managing Member is explicitly authorized to issue preferred membership interests in the Operating Company (“Preferred Units”) or other membership interests in one or more classes, or one or more series of any of such classes, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, subject to New York law, including with respect to: (i) the allocations of items of income, gain, loss, deduction and credit to each such class or series of membership interests; (ii) the right of each such class or series of Preferred Units to participate in distributions; and (iii) the rights of each such class or series of Preferred Units upon dissolution and liquidation of the Operating Company; provided, however, that (x) the Preferred Units are issued in connection with an issuance of Preferred Shares of the Managing Member, which Preferred Shares have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the Preferred Units issued to the Managing Member in accordance with this Section 3.2(c), and (y) the Managing Member shall contribute the proceeds from, or the property received in consideration for, the issuance of such Preferred Shares as a Capital Contribution to the Operating Company.

ARTICLE IV

MANAGEMENT

4.1      Management by the Managing Member.

(a)      Authority.

(i)

Except where approval by Members is expressly required by this Agreement or by the LLC Law: (A) the Managing Member in its sole discretion shall have full, complete and exclusive right, power and authority to exercise all the powers of the Operating Company set forth in Section 2.3; (B) the Managing Member shall exercise on behalf of the Operating Company complete discretionary authority for the management and the conduct of the affairs of the Operating Company; and (C) the Managing Member, in its sole discretion, shall have full, complete and exclusive right, power and authority in the management and control of the Operating Company’s business, including entering into the Asset Management Agreement and the Property Management Agreement. Without limiting the generality of the foregoing, the Managing Member shall be the agent of the Operating Company for the purposes of the Operating Company’s business and the act of the Managing Member on the Operating Company’s behalf, including the execution in the name of the Operating Company of an instrument, document or agreement shall bind the Operating Company, unless (1) the Managing Member has in fact no authority to act for the Operating Company in the particular matter and (2) the person with whom the Managing Member is dealing has knowledge that the action has not been so approved.

(ii)

Notwithstanding the foregoing, the Managing Member shall not: (A) do any act in contravention of any Applicable Law or any provision of this Agreement or the Articles of Organization; (B) possess Operating Company property, or assign any rights in specific Operating Company property, for other than a Operating Company purpose, except as otherwise provided in this Agreement; (C) admit any Person as a Managing Member of the Operating Company except as permitted by this Agreement and the LLC Law; (D) admit any Person as a Member except as permitted by this Agreement and the LLC Law; or (E) perform any act that would subject a Member to personal liability for the debts, obligations and liabilities of the Operating Company except as provided herein or under the LLC Law.

(iii)

The Managing Member shall act in good faith and with the degree of care an ordinarily prudent person in a like position would exercise under similar circumstances. In doing so, the Managing Member shall be entitled to rely on those items set forth in Section 409 of the LLC Law.

(iv)

The Managing Member is expressly authorized to delegate such power, authority and responsibility for the management and operation of the business of the Operating Company to the Asset Manager as is set forth in the Asset Management Agreement and to the Property Manager as set forth in the Property Management Agreement.

(v)	The Managing Member shall serve in such capacity until it resigns or is dissolved and shall not be subject to annual election or removal by the Members. If for any reason the Managing Member ceases to serve in such capacity, then the Members may elect a successor Managing Member by the Non-Managing Members holding a majority of the Membership Units held by Non-Managing Members as a group; provided, however, that the Managing Member shall have agreed to terms thereof. If no successor is elected within thirty (30) days of when the Managing Member ceases to serve as such, the Operating Company shall be dissolved.

(b)      Members No Right to Manage. Except as otherwise expressly provided in this Agreement or the LLC Law, no Member, solely by reason of being a Member, shall have the right to control or manage, or shall take any part in the control or management of, the property, business or affairs of the Operating Company.

(c)      Asset Management Agreement. The Operating Company has entered into an Asset Management Agreement, dated as of the date hereof in the form of Exhibit B hereto (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and of this Agreement, the “Asset Management Agreement”), with the Asset Manager, pursuant to which the Asset Manager provides the Operating Company with certain investment advisory, administrative and related services, including establishing and monitoring acquisition and disposition strategies for the Operating Company, arranging mortgage and other financing, providing annual property, portfolio, and market equity valuations, overseeing Subsequent Closings, holding the annual Member meetings and providing investment projections and reports. By execution of this Agreement, each Member ratifies, approves and consents to the terms and provisions of the Asset Management Agreement.

(d)      Property Management Agreement. The Operating Company has entered into a Property Management Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and of this Agreement, the “Property Management Agreement”), with the Property Manager, pursuant to which the Property Manager provides the Operating Company and the Portfolio Entities with certain property management services, including, ongoing management, oversight, rent collection and releasing of the Properties as well as identification of potential acquisition candidates and due diligence and administrative functions for all acquisition and sales transactions, including investigation of the condition and financial performance of the proposed Property, the terms of existing leases and the creditworthiness of the tenant and/or lease guarantor, and property, market and location characteristics. By execution of this Agreement, each Member ratifies, approves and consents to the terms and provisions of the Property Management Agreement.

(e)      Engagement of Other Persons. The Managing Member may, from time to time, employ any other Person to render services to the Operating Company on such terms and for such compensation as the Managing Member may determine in its discretion, including without limitation legal, tax, accounting, audit, equity and debt placement, property insurance, construction management, investment, consulting, and broker or finder services. Subject to Section 5.1(a), such employees and third parties may be Related Persons or Affiliates of any Related Person or of one or more of the Members.

(f)      No Obligation to Consider Tax Consequences to Non-Managing Members. In exercising its authority under this Agreement, the Managing Member may, but shall be under no obligation to, take into account the tax consequences to any Member of any action taken by it. The Managing Member and the Operating Company shall not have liability to a Non-Managing Member under any circumstances as a result of an income tax liability incurred by such Non-Managing Member as a result of an action (or inaction) by the Managing Member pursuant to its authority under this Agreement.

(g)      Reliance on Documents. The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(h)      Action Through Officers and Attorneys. The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact, including the Asset Manager acting pursuant to the Asset Management Agreement. Each such attorney shall, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the Managing Member hereunder.

4.2      Expenses. The Operating Company shall be responsible for and pay directly, or shall reimburse any Person that paid on the Operating Company’s behalf, any expenses related to the Operating Company’s: (a) selection, evaluation, structuring, negotiation, acquisition, and disposition of, and investment in, acquired Properties, including but not limited to legal fees and expenses, brokerage commissions, financing fees and expenses, costs of financial analysis, costs of appraisals and surveys, nonrefundable option payments, architectural and engineering reports, environmental and asbestos audits, and title insurance and escrow fees; (b) all other operating expenses of the Operating Company and the Managing Member, including taxes, fees and expenses of Independent Directors, annual and other periodic fees of auditors and counsel, insurance, litigation, and capital and extraordinary expenditures not reimbursed by tenants of the Properties; excluding, however, any costs and expenses required to be paid by (i) the Property Manager pursuant to the Property Management Agreement, and (ii) the Asset Manager pursuant to the Asset Management Agreement; and (c) out-of pocket expenses incurred by the Asset Manager and its affiliates in connection with the organization of the Managing Member and the Operating Company, the offering and marketing of the Shares from time to time and related matters up to 0.5% of the aggregate capital contributions to the Operating Company and the Managing Member.

4.3      Third Party Reliance. Third Parties dealing with the Operating Company are entitled to rely conclusively upon the authority of the Managing Member and its delegees and attorneys in fact.

4.4      Designation of Tax Matters Member. The Managing Member is hereby designated as the “Tax Matters Member” under Section 6231(a)(7) of the Code, to manage administrative tax proceedings conducted at the Operating Company level by the Internal

Revenue Service with respect to Operating Company matters. Each Member expressly consents to such designation and agrees that, upon the request of the Managing Member, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Managing Member is specifically directed and authorized to take whatever steps the Managing Member in its discretion deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations. Expenses of administrative proceedings relating to the determination of Operating Company items at the Operating Company level undertaken by the Tax Matters Member shall be reimbursed by the Operating Company. Without limiting the generality of the foregoing, the Tax Matters Partner shall have the sole and absolute authority to make any elections on behalf of the Operating Company permitted to be made pursuant to Section 754 or any other section of the Code or the Treasury Regulations promulgated thereunder.

4.5      Competitive Interests. Neither the Managing Member nor any Related Person shall invest in any property meeting the Property Investment Criteria of the Operating Company without the consent of the Independent Directors Committee.

4.6      Other Activities. Subject to Section 4.5, notwithstanding anything in this Agreement or any other duty existing at law or equity, the Managing Member and any Member or any Affiliate of the Managing Member or of any Member, may engage in or possess an interest in any other business, venture or property of any nature or description, whether or not competitive with the Operating Company or any Portfolio Entity, including the acquisition, syndication, ownership, financing, leasing, operation, management, brokerage, construction and development of any real property, whether or not similar to that owned by the Operating Company or a Portfolio Entity. Neither the Operating Company nor any Member shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or Income derived therefrom.

4.7      Investment Opportunities. Neither the Managing Member nor any Related Person shall be obligated to disclose or refer to the Operating Company any particular investment opportunity, whether or not any such opportunity is of a character which could be taken by the Operating Company.

4.8      Conflicts of Interest. While the Managing Member intends to avoid situations involving conflicts of interest, each Member acknowledges that there may be situations in which the interests of the Operating Company, may conflict with the interests of the Managing Member or Related Persons. Each Member agrees that the activities of the Managing Member and any Related Person specifically authorized by or described in this Agreement may be performed by the Managing Member or any authorized Related Person and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty owed by any such Related Person to the Operating Company or to any Member. In the event of a conflict, the Managing Member will comply with the provisions of its Bylaws.

4.9      Limitation of Liability. To the maximum extent permitted under the LLC Law in effect from time to time, no Exculpated Person shall be liable to the Operating Company or to any Member for any act or omission performed or failed to be performed by such Exculpated Person, as a manager of the Operating Company, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, other than by reason of gross negligence or willful misconduct. Any termination of this Agreement or amendment to this Section 4.9 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

4.10    Indemnification of Managing Member and Related Persons.

(a)    General. The Operating Company shall indemnify and hold harmless Exculpated Persons from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Exculpated Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the offering of the Membership Units or the business of the Operating Company or any Portfolio Entities, including liabilities under the federal and state securities laws, regardless of whether the Exculpated Person continues to be the Managing Member, or an officer, manager, member, employee, agent of the Managing Member, its Affiliate or Related Person at the time any such liability or expense is paid or incurred, provided, however, that no such indemnification may be made if a judgment or other final adjudication adverse to such Exculpated Person establishes that: (i) the Exculpated Person’s acts were committed in bad faith; (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; or (iii) that it personally gained in fact a financial income or other advantage to which it was not entitled under Applicable Law. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Exculpated Person acted in the manner specified above in (i), (ii) or (iii) of this Section 4.11(a).

(b)    Expenses. Expenses incurred by an Exculpated Person in defending any claim, demand, action, suit, or proceeding subject to this Section 4.11 shall, immediately from time to time as expected to incur, be advanced by the Operating Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Operating Company of any undertaking by or on behalf of the Exculpated Person to repay such amount if it shall be determined that such Exculpated Person is not entitled to be indemnified as authorized in this Section 4.11(a).

(c)    Other Rights. The indemnification provided by this Section 4.11 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to an action in the Exculpated Person’s capacity as the Managing Member, as an officer, manager, member, employee, agent or Affiliate of the Managing Member, and as to an action in another capacity, and shall continue as to an Exculpated Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Exculpated Person.

(d)      Insurance. The Operating Company may purchase and maintain insurance on behalf of the Managing Member, and such other persons as the Managing Member shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the offering of Membership Units and the business of the Operating Company, regardless of whether the Operating Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(e)      Sole Beneficiaries and Continuation. The provisions of this Section 4.11 are for the benefit of the Exculpated Persons and shall not be deemed to create any rights for the benefit of other Persons. Notwithstanding the foregoing, the indemnification and advancement of expenses provided by, or granted pursuant to this Section 4.10 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an Exculpated Person and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(f)      Interested Transactions. An Exculpated Person shall not be denied indemnification in whole or in part because the Exculpated Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)      Binding Effect. Any amendment, modification or repeal of the indemnification provisions contained herein shall be prospective only and shall not in any way affect the limitations on the Operating Company’s obligation to any Exculpated Person herein as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)      Reimbursements to Managing Member Shall Not Be Treated As Distributions. If and to the extent the Operating Company is required to reimburse the Managing Member pursuant to any indemnification obligation contained herein and such reimbursement constitutes gross income of the Managing Member (as opposed to the repayment of advances made by the Managing Member on behalf of the Operating Company) such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Operating Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

4.11      Fiscal Year. The fiscal year of the Operating Company shall end on the 31st day of December in each year. The Managing Member shall have the authority to change the ending date of the fiscal year to any other date required or allowed under the Code if the Managing Member, in its discretion, shall determine such change to be necessary or appropriate. The Managing Member shall promptly give notice of any such change to the Members.

4.12      Books and Records. The books of account and records of the Operating Company and a copy of this Agreement shall be maintained at its principal place of business. Any Member has the right to inspect such books and records for the purposes of evaluating such Member investment in the Operating Company, at reasonable times and after notice to the Operating

Company, provided that any expense incurred by such Member in connection with such inspection shall by that Member’s sole expense.

4.13      Independent Auditors. The books of account and records of the Operating Company shall be reviewed and reported upon on an income tax accounting basis as of the end of each fiscal year by such independent public accounting firm as may be selected from time to time by the Managing Member in its sole discretion.

4.14      Annual Financial Statements. As soon as practicable after the end of each fiscal year of the Operating Company, the Managing Member shall prepare and mail or cause to be prepared and mailed to each Member annual financial statements for such year of the Operating Company or the Managing Manager, if the Operating Company is consolidated with the Managing Member, on the basis of accounting used for income tax purposes, . The financial statements shall include a copy of the statement of assets of the Operating Company as of the end of such year, together with statements of revenue and expenses and cash flows and such other statements as are customarily prepared and reported upon under the applicable income tax accounting rules, all in reasonable detail, prepared in accordance with such income tax accounting rules, consistently applied except as otherwise stated therein.

4.15      Tax Information. The Managing Member shall send, within ninety (90) days after the end of each fiscal year, to each Member and to each other Person that was a Member at any time during such fiscal year, a Schedule K-1: “Partner’s Share of Income, Credits, Deductions, Etc.,” or, to the extent required for completion of the Member’s or other Person’s federal income tax returns, United States Internal Revenue Service Form 1065, “U.S. Return of Partnership Income, any similarly required state reporting form or schedule, or any successor schedule or form, filed by the Operating Company for such Member or such Person.

4.16      Bank Accounts. All funds of the Operating Company will be deposited in such separate bank account or accounts with the such officers of the Managing Member and such other persons as may be designated by the Managing Member from time to time as authorized signatories.

ARTICLE V

MEMBER VOTING AND MEETINGS

5.1      Voting Rights.

(a)      Without the approval of the Managing Member and each Non-Managing Member whose interest would be adversely affected thereby, neither the Operating Company nor the Managing Member shall cause or permit the Operating Company to amend this Agreement, except as provided in Section 10.5(b).

(b)      The Members shall also have the voting rights set forth in Sections 4.1(a)(v) with respect to the election of a new Managing Member.

5.2      Annual Meeting. The Operating Company may hold an annual meeting of the Members, in the discretion of the Managing Member. Any Annual Meeting shall be hold on such date, at such time and at such location as maybe determined by the Managing Member. At the Annual Meeting of the Members, the Managing Member shall review and discuss the investment activities of the Operating Company for the preceding fiscal year.

5.3      Special Meetings. The Operating Company shall hold special meetings of Members for any purpose or purposes upon a written call therefor by the Managing Member to the other Members. Any written request shall state the purpose or purposes of the proposed meeting.

5.4      Notice of Member Meetings. Written notice of a meeting of Members shall be given personally or by first class mail to each Member entitled to vote thereat, not fewer than ten (10) nor more than sixty (60) days prior to the meeting. Such written notice shall state the place, date and hour of the meeting and whether the meeting is an annual or special meeting. If such written notice is for a special meeting, the purpose(s) for which the meeting is called and by or at whose direction the notice is being issued must be included. Notice of a Member meeting need not be given to any member who submits a signed waiver of notice, in person or by proxy, whether before or after a meeting. The attendance of any member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

5.5      Quorum. Except as otherwise provided by the LLC Law, this Agreement or the Articles of Organization, Members holding a majority of the Percentage Interests entitled to vote thereat, present in person or represented by proxy, shall be necessary to and shall constitute a quorum for the transaction of business at all meetings of Members. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any Members. If, however, such quorum shall not be present or represented at any meeting of Members, Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

5.6      Voting. In voting on any matter that requires the vote of Members, each Member entitled to vote thereat shall have one vote for each Membership Unit held. The Members shall be entitled to vote in person or by proxy. Whenever any action is to be taken by the Members, it shall, except as provided in the LLC Law or this Agreement, be authorized by a majority in interest of the Members’ votes cast at a meeting of Members by Members or such class of Members entitled to vote thereon.

5.7      Proxies. Every proxy must be executed in writing by a Member or by the Member’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it, except in those cases where an irrevocable proxy is permitted by law.

5.8      Written Consents. Whenever by any provision of the LLC Law, the Articles of Organization or this Agreement, the vote of Members at a meeting thereof is required or permitted to be taken in connection with any Operating Company action, the meeting and vote of the Members may be dispensed with, if a majority of all the Members that would have been entitled to vote upon the action if such meeting were held, shall consent in writing to such Operating Company action being taken. Every written consent shall bear the date and signature of the Member who signs the consent. Prompt notice of the taking of the action without a meeting shall be given to those members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

5.9      Conduct of Meetings. Each meeting of the Members shall be conducted by the Chairman of the Board or the Chief Executive Officer of the Managing Member or such other persons as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other person deems appropriate.

ARTICLE VI

CAPITAL ACCOUNTS; ALLOCATIONS

6.1      Capital Accounts. A Capital Account shall be established and maintained for each Member to which shall be credited the Capital Contributions made by such Member and such Member’s allocable share of Income (and items thereof), and from which shall be deducted distributions to such Member of cash or other property and such Member’s allocable share of Loss (and items thereof). The Capital Accounts of the Members shall be adjusted and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

6.2      Allocations to Capital Accounts.

(a)      General Rule. After giving effect to the allocations provided in Section 6.2(c) or elsewhere in this Agreement, Income (and items thereof) and Loss (and items thereof) for each fiscal year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal in amount (proportionately based upon the number of Membership Units, and any Preferred Units, held by such Member) to the distributions that would be made to such Member during such fiscal year pursuant to Section 7.1, reduced by the Member’s share of Operating Company minimum gain determined pursuant to Section 1.704-2(g) of the Treasury Regulations and by the Member’s share of Member non-recourse debt minimum gain determined in accordance with Section 1.704-2(i) of the Treasury Regulations, if: (i) the Operating Company were dissolved and terminated; (ii) its affairs were wound up and each Operating Company asset was sold for cash equal to its Book Value (except that any Operating Company asset that is sold in such fiscal year shall be treated as if sold for an amount of cash equal to the sum of (A) the amount of any net cash proceeds actually received by the Operating Company in connection with such sale and (B) the fair market value (as determined by the Managing Member) of any property actually received by the Operating Company in connection with such sale); (iii) all Operating Company liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Operating Company were distributed in accordance with Section 7.1 to the Members immediately after giving effect to such allocation. The Managing Member may, in its discretion, make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.

(b)      Allocations Relating to Last Fiscal Year. Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Operating Company pursuant to Article IX and after all other allocations provided for in Section 6.2 have been tentatively made as if this Section 6.2(b) were not in this Agreement, a distribution to the Members in accordance with Capital Accounts would be different from a distribution to the Members under Section 7.1(a), then Income (and items thereof) and Loss (and items thereof) for the fiscal year in which the Operating Company dissolves and terminates pursuant to Article IX shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately based upon the number of Membership Units, and any Preferred Units, held by such Member) to the amount of the distributions that would be made to such Member during such last fiscal year pursuant to Section 7.1. The Managing Member may, in its discretion, apply the principles of this Section 6.2(b) to any fiscal year preceding the fiscal year in which the Operating Company dissolves and terminates if delaying application of the principles of this Section 6.2(b) would likely result in distributions under Section 9.3 that are materially different from distributions under Section 7.1 in the fiscal year in which the Operating Company dissolves and terminates.

(c)      Allocations in Special Circumstances. The following special allocations shall be made in the following order:

(i)

Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Operating Company minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any fiscal year, the Members shall be specially allocated items of Operating Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Operating Company minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 6.2(c)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii)

Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Member non-recourse debt minimum gain attributable to a Member non-recourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any fiscal year, each Member shall be specially allocated items of Operating Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Member non-recourse debt minimum gain attributable to such Member’s non-recourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 6.2(c)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii)

Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Operating Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 6.2(c)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 6.2 have been tentatively made as if this Section 6.2(c)(iii) were not in this Agreement. This Section 6.2(c)(iii) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)

Gross Income Allocation. In the event any Member has a deficit balance in such Member’s Capital Account (as determined after crediting such Capital Account for any amounts that such Member is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Operating Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 6.2(c)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 6.2 (other than Section 6.2 (c)(iii)) have been tentatively made as if this Section 6.2 (c)(iv) were not in this Agreement.

(v)

Loss Allocation Limitation. No allocation of Loss (or items thereof) shall be made to any Member to the extent that such allocation would create or increase a deficit in such Member’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2) (ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Member is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).

(vi)	Non-Recourse Deductions. Non-recourse Deductions for any year shall be specially allocated to the Members.

(vii)

Member Non-Recourse Deductions. Any Member Non-recourse Deductions for any year shall be allocated to the Member who bears the economic risk with respect to the Member non-recourse debt to which such Member Non-recourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(d)      Issuance, Transfer or Change in Membership Units. The Managing Member is authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding the allocation and/or special allocation of items of Operating Company income, gain, loss, deduction and expense with respect to Membership Units which are: newly issued, transferred, redeemed, or exchanged for Shares. A transferee of a Membership Unit in the Operating Company shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Membership Unit.

6.3      Tax Allocations.

(a)      General Rules. Except as otherwise provided in Section 6.3(b), for each fiscal year, items of Operating Company income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as Income (and items thereof) or Loss (and items thereof), of which such items are components, were allocated pursuant to Section 6.2.

(b)      Section 704(c) of the Code. Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Operating Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Operating Company for federal income tax purposes and its fair market value (determined by the Manging Member) at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Except as may be determined in the Managing Member’s sole discretion, the Traditional Method set forth in Section 1.704-3(b)(1) to the Treasury Regulations promulgated under Section 704(c) of the Code shall apply. If there is a revaluation of Operating Company property pursuant to the definition of Book Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Operating Company for federal income tax purposes and its fair market value at the time of contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the Managing Member.

(c)      Tax Allocations Binding. The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 6.3 and hereby agree to be bound by the provisions of this Section 6.3 in reporting their respective shares of items of Operating Company income, gain, loss, deduction and expense.

6.4      Determinations by Managing Member. All matters concerning the computation of Capital Accounts, the allocation of items of Operating Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Managing Member in its discretion. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Operating Company is constructively attributed to, respectively, the Operating Company or any Member, or any contribution to or distribution by the Operating Company or any payment by any Member or the Operating Company is recharacterized, the Managing Member may, in its discretion and without limitation, specially allocate items of Operating Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 6.4 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification.

ARTICLE VII

DISTRIBUTIONS

7.1    Distributions.

(a)      Subject to the provisions of Section 7.2, the Managing Member shall cause the Operating Company to make Distributions in such amounts as the Managing Member shall determine in its sole discretion. Such Distributions shall be made to the Members who are Members on the applicable record date for such distribution as determined by the Managing Member in accordance with their respective Percentage Interests on such Record Date subject to any withholding required pursuant to the Code or any provisions of applicable state or local tax law, except as otherwise provided in any agreement between the Managing Member or the Operating Company and such Member.

(b)      All amounts withheld pursuant to the Code or any provisions of any state or local tax law with respect to any allocation, payment or Distribution to a Member shall be treated as Distributions to such Member for all purposes under this Agreement.

(c)      The Managing Member may from time to time, in its sole discretion, make, and the Members shall accept, Distributions in the form of property of the Operating Company. The Managing Member shall reasonably determine in good faith the fair market value attributable to such property and may distribute different types of property to different

Members; provided, that the fair market value of the property distributed to each Member is equal to the amount of the Distribution such Member is entitled to based on the fair market value of the property distributed to all Members.

(d)      The Managing Member shall take such reasonable efforts, as determined by it in its sole discretion and consistent with its qualification as a REIT, to make Distributions to the Members in a manner which will preclude any such Distribution or portion thereof from being treated as part of a sale of property to the Operating Company by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided, that the Managing Member and the Operating Company shall have no liability to a Member under any circumstances as a result of any Distribution to a Member being so treated.

7.2      Restrictions on Distributions. The foregoing provisions of this Article VII to the contrary notwithstanding, no distribution shall be made if such distribution would violate any contract or agreement to which the Operating Company is then a party or any Applicable Law.

7.3      Record Holders. Any distribution of Operating Company assets, whether pursuant to this Article VII or otherwise, shall be made only to Persons who, according to the books and records of the Operating Company, were the holders of record of Membership Units on the date determined by the Managing Member as of which the Members are entitled to any such distribution.

7.4      Distribution Reinvestment. The Managing Member may make available to Members from time to time the right to purchase Shares with the proceeds of any Distribution pursuant to its Distribution Reinvestment Plan.

7.5      Final Distribution. The final distributions following dissolution of the Operating Company shall be made in accordance with the provisions of Article IX.

ARTICLE VIII

CONVERSION RIGHTS; ASSIGNMENT OF INTERESTS

8.1      Conversion Rights.

(a)      Any Member shall have the right to convert all or any portion of its Membership Units into Shares (the “Conversion Right”) from time to time at the end of any quarter and upon the occurrence of certain extraordinary events in the discretion of the Managing Member, such as death of the Member or termination of the Operating Company pursuant to section 9.1, subject to the terms and conditions of this Article VIII. If at any time any Member desires to make an investment decision regarding whether to convert, the Member will notify the Managing Member and the Managing Member will provide the Member with the then current private placement memorandum of the Managing Member with respect to the offering of its Shares, any supplements thereto, and the form of Subscription Agreement and Irrevocable Proxy to be completed by each investor in the Shares. No Member will be entitled to exercise the Conversion Right if such Member does not satisfy the investor suitability standards of the offering or otherwise make the representations and warranties of subscribers under the Subscription Agreement, provided, however, that any Member which is not, on the date of exercise of the Conversion Right, an “accredited investor,” as such term if defined under

Regulation D promulgated under the Securities Act, shall be entitled to convert if such conversion will be exempt from registration under the Securities Act.

(b)      In the event that any Member wishes to exercise its Conversion Right, the Member shall notify the Managing Member in writing (the “Conversion Notice”), specifying the number of the Membership Units the Member it wishes to convert. Effective as of the last day of the calendar quarter which is at least ten (10) business days after the receipt of a Conversion Notice (the “Conversion Date”), the Managing Member will issue a number of Shares corresponding to the number of Membership Units specified in the Conversion Notice to be converted and shall cause the records of the Operating Company, including Exhibit A hereto, to be amended to reflect the conversion and corresponding cancellation by the Operating Company of the Membership Units to converted and the issuance of the number of full Shares issuable upon the conversion of the Membership Units. Each conversion will be deemed to have been effected on the Conversion Date. The Shares are uncertificated securities and the Member shall receive the notice required by the Maryland General Corporation Law with respect to the terms and conditions of the Shares. All Shares delivered upon conversion of all or any portion of a Member’s Membership Units will, upon issuance, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. The number of Membership Units so converted will no longer be deemed to be outstanding and all rights of the holder with respect to that portion so converted will immediately terminate, except the right to receive the Shares and any accrued but unpaid distributions with respect to the Membership Units converted.

(c)      Notwithstanding the provisions of Section 8.1(a) and Section 8.1(b) hereof, a Member shall not be entitled to exercise the Conversion Right pursuant to Section 8.1(a) if: (i) the delivery of the Shares to such Member on the Conversion Date by the Managing Member would cause the Managing Member to be taxed as a corporation rather than as a real estate investment trust for federal income tax purposes, or (ii) the exercise of the Conversion Right would cause the sum of the Membership Units that have been sold, assigned, transferred, redeemed or otherwise disposed of (other than transfers at death, transfers between certain family members, and other transfers described in Section II.B of IRS Notice 88-75) in the fiscal year to exceed ten (10) percent of all Membership Units outstanding, except as otherwise authorized by the Managing Member in its discretion. This Section 8.2(c)(ii) is intended to satisfy the safe harbor in Section II.E.1 of IRS Notice 88-75 under which transfers of interests pursuant to a redemption or repurchase agreement will be disregarded for purposes of determining whether interests in the entity will be treated as readily tradeable on a secondary market (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code.

(d)      If there is any change in the outstanding Shares, whether upon recapitalization, merger, or otherwise, the Independent Directors Committee shall make a fair and equitable change to the Conversion Right to reflect the effect of such transaction on the Shares and the Membership Units. If any change in the Conversion Right is approved by the Independent Directors Committee, then the Managing Member will mail to each of the Members a notice describing the transaction and the amendment of the Conversion Right adopted by the Independent Directors Committee as a result thereof.

(e)      The Managing Member will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Shares for the purpose of effecting conversion of Membership Units, the maximum number of Shares which the Managing Member would be required to deliver upon conversion of all of the Membership Units outstanding from time to time other than those held by the Managing Member.

8.2      Withdrawals and Assignments by Members.

(a)      No Withdrawal. No Member shall be entitled to withdraw or resign from the Operating Company, except pursuant to the terms of this Agreement. No Member shall be entitled to receive any money or property from the Operating Company except: (i) by way of distributions upon the winding up of the Operating Company pursuant to Article IX; (ii) by way of distributions pursuant to Sectoin 7.1; (iii) in respect of repayment of any bona fide loans to the Operating Company then due and owing; and (iv) as expressly provided elsewhere in this Agreement.

(b)      Limited Right of Assignment. No Member may directly or indirectly sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Membership Units (including any right to receive distributions or allocations in respect of such Membership Units and whether voluntarily, involuntarily or by operation of law) (each, an “Assignment”) without the prior written consent of the Managing Member, the granting or denial of which shall be in the Managing Member’s sole discretion. Each Member and each assignee thereof hereby agrees that it will not effect any Assignment of all or any part of its Membership Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Operating Company or the Managing Member to violate the Securities Act, the Exchange Act, the Investment Operating Company Act, or Applicable Laws.

(c)      Right of Managing Member Group Members to Assignment. Notwithstanding Section 8.1(b), the Managing Member Group Members (other than the Managing Member) may make an Assignment of their Membership Unit to any Person, and such Person shall be admitted as a Substitute Member, subject to compliance with Section 8.1(d) and the requirement of Section 3.1(a)(iii) that the Managing Member Group Members shall, so long as they control the Asset Manager, maintain an equity contribution in the Managing Member and the Operating Company in the aggregate of at least 20,000 Shares on a fully diluted basis. The Members acknowledge and agree that, subject to the foregoing restriction, the Managing Member may offer to potential Additional Members Membership Units held by the Managing Member Group Members other than the Managing Member rather than newly issued Membership Units.

(d)      Conditions Precedent to Assignment. Any purported Assignment by a Member pursuant to the terms of this Section 8.1 shall, in addition to requiring the prior written consent referred to in Section 8.1(b), be subject to the satisfaction of the following conditions:

(i)	The Managing Member shall have been given at least twenty (20) Business Days’ prior written notice of such desired Assignment specifying the name and address of the proposed assignee and the terms and conditions of the proposed Assignment;

(ii)	The assigning Member or assignee shall undertake to pay all expenses incurred by the Operating Company or the Managing Member on behalf of the Operating Company in connection therewith;

(iii)

The Operating Company shall receive from the assignee: (A) such documents, instruments and certificates as may be requested by the Managing Member, pursuant to which such assignee shall agree to be bound by this Agreement; (B) a certificate duly executed by the assignee to the effect that each of the representations, warranties and acknowledgments set forth in the Subscription Agreement are (except as otherwise disclosed to the Managing Member) true and correct with respect to such Person as of the date of such Assignment and that the assignee agrees to be bound by each of the agreements, covenants and acknowledgments in the Subscription Agreement as if it were a party thereto; (C) a completed suitability statement in the form contained in the Subscription Agreement, as relevant to the proposed assignee; (D) such other documents, opinions, instruments and certificates as the Managing Member shall request; and (E) a counterpart of this Agreement executed by or on behalf of such Person;

(iv)

Such assigning Member or assignee shall, prior to making any such Assignment, deliver to the Operating Company the opinion of counsel described in Section 8.2(e), if required by the Operating Company; and

(v)

Such Assignment would not pose a material risk that the Operating Company will be treated as a “publicly traded Operating Company” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder or make the Operating Company ineligible for “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder.

The Managing Member may, in its discretion, waive any or all of the conditions set forth in this Section 8.1(d) other than clause (iii)(B) thereof.

(e)      Opinion of Counsel. The opinion of counsel referred to in Section 8.2(d)(iv) shall be in form and substance satisfactory to the Managing Member, shall be from counsel satisfactory to the Managing Member (which, in the case of an assignee that is an institutional investor, may be staff counsel regularly employed by such institutional investor) and shall be substantially to the effect that (unless specified otherwise by the Managing Member) the consummation of the Assignment contemplated by the opinion will not:

(i)	violate any provisions of the Securities Act or applicable state securities laws;

(ii)

require the Managing Member or the Operating Company to register as an investment company under the Investment Operating Company Act and (whether or not such Assignment is of the assigning Member’s entire Membership Unit), that the assignee is a Person that counts as one beneficial owner for purposes of Section 3(c)(1) of the Investment Operating Company Act;

(iii)	require the Managing Member or any Affiliate of the Managing Member to register as an investment adviser under the Advisers Act;

(iv)	cause the Operating Company to be taxable as a corporation or association under the Code;

(v)	violate any Applicable Laws pertaining to such Assignment; and

(vi)

pose a material risk that the Operating Company will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder and would not make the Operating Company ineligible for “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder.

In giving such opinion, counsel may, with the consent of the Managing Member, rely as to factual matters on certificates of the assigning Member, the assignee and the Managing Member.

(f)      Admission of Assignees as Substitute Members. No assignee of all or any portion of the Membership Units of a Member in the Operating Company shall be admitted to the Operating Company as a Substitute Member unless and until the Managing Member has consented to such substitution in its discretion. Unless and until an assignee of a Membership Unit becomes a Substitute Member, such assignee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such Membership Unit. In the event of the admission of an assignee as a Substitute Member, all references herein to the assigning Member shall be deemed to apply to such Substitute Member, and such Substitute Member shall succeed to all rights and obligations of the assigning Member hereunder. A Person shall be deemed admitted to the Operating Company as a Substitute Member at the time that the foregoing provisions are satisfied. No attempted Assignment and no substitution shall be recognized by the Operating Company unless effected in accordance with and as permitted by this Agreement.

8.3      Sale of Membership Units; Applicable Law Withdrawal.

(a)      Sale of Membership Units. If, at any time, the Managing Member determines, after consultation with the affected Member and counsel to the Managing Member,

that there is a reasonable likelihood that the continuing participation in the Operating Company by any Member might: (i) cause the Operating Company or any Member to be subject to a requirement to register as an investment company under the Investment Operating Company Act, or (ii) have a Material Adverse Effect, such Member will, upon the written request of the Managing Member, use its best efforts to dispose of its entire Membership Unit (or such portion of its Membership Unit that, in the discretion of the Managing Member, is sufficient to prevent or remedy the circumstance described above) to any Person at a price acceptable to such Member, in a transaction that complies with Section 8.1.

(b)      Applicable Law Withdrawal. If, as a result of Applicable Law, the ownership of a Membership Unit by a Member becomes illegal, or is likely to become illegal or the Applicable Law more likely than not requires divestiture of such Member’s Membership Unit or indirect investment through the Operating Company in a Portfolio Entity, then the Managing Member and the Member shall use their respective commercially reasonable efforts to avoid a violation of any such Applicable Law by a Member. These steps may include, depending on the provisions of such Applicable Law: (i) arranging for the sale of the Member’s Membership Unit to a Third Party upon terms reasonably satisfactory to such Member in a transaction that complies with Section 8.1; (ii) making any appropriate applications to the relevant Governmental Authority for exemption from the application of such Applicable Law; (iii) converting such Member’s Membership Unit into a special interest with no voting or similar rights but with only an economic right (identical to its prior rights as a Member) with respect to which such Member has made Capital Contributions; or (iv) permitting the Member to withdraw from the Operating Company for a “payment” to such Member equal to the value of its Membership Unit at the time of withdrawal, such value to be equal to the then current Determined Share Value. The “payment” shall be made in cash unless the Managing Member determines in its discretion that the payment in cash would be economically detrimental to the Operating Company, in which case such payment may be made in kind, subject to the Applicable Law. The timing of any such withdrawal must be mutually agreeable to the Member and the Managing Member taking proper account of the effective date of the Applicable Law that is the basis for the withdrawal or other remedy provided herein and the need of the Managing Member for a reasonable period of time to find a solution to the illegality or requirement for divestiture. Such illegality must be established by (A) an opinion of counsel (which counsel shall be reasonably satisfactory to the Managing Member) substantially to the effect that the ownership of the Membership Unit more likely than not will result in such illegality or requirement for divestiture, or (B) upon a ruling or order from a Governmental Authority.

ARTICLE IX

DISSOLUTION OF THE COMPANY

9.1      Dissolution of Operating Company. The existence of the Operating Company shall continue until the first to occur of any of the following events (an “Event of Termination”):

(a)      The election of the Managing Member to terminate the Operating Company.

(b)      The last Business Day of the fiscal year of the Operating Company (after the termination of the Investment Period) in which all Properties acquired, or agreed to be acquired, by the Operating Company have been sold or otherwise disposed of.

(c)      The entry of a decree of judicial dissolution pursuant to Section 702 of the LLC Law.

(d)      As provided in Section 4.1(a)(v).

9.2      Winding Up of Operating Company Affairs and Distribution of Assets. Upon the occurrence of an Event of Termination, the Operating Company shall be dissolved and the business of the Operating Company shall be wound up and the assets of the business shall be liquidated reasonably promptly by the Managing Member, acting as liquidating agent; provided, however, that if the Operating Company is being dissolved and liquidated pursuant to Section 9.1(b) or (g), then the Members may elect another Person to act as liquidating agent by Non-Managing Member Majority-in-Interest Consent.

9.3      Distributions Upon Dissolution and Liquidation. As soon as practicable after the effective date of the dissolution of the Operating Company, the Operating Company’s assets shall be applied and distributed in the following order:

(a)      Payment of debts and liabilities to creditors, including Members who are creditors, to the extent permitted by Applicable Law other than liabilities for distributions to Members;

(b)        Payment to Members or former Members in satisfaction of liabilities for distributions previously declared but unpaid; and

(c)    Payment of any remaining assets as a distribution made in accordance with Section 7.1(a).

Distributions to the Members pursuant to Sections 9.3(c) shall be made no later than the end of the Operating Company’s taxable year (or, if later, within 90 days after the date of the liquidation of the Operating Company).

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1      Notices. Any notice, payment demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the Managing Member and the Member or if sent by registered or certified mail, postage and charges prepaid, addressed to the address of each Member as it appears in the records of the Operating Company, or if sent by recognized overnight courier.

10.2      Application of New York Law. This Agreement and the application and interpretation thereof shall be governed exclusively by its terms and by the internal laws of the

State of New York without reference to conflict of laws principles other than New York General Obligations Law Section 5-1401 and 5-1402.

10.3      Consent To Jurisdiction. EACH OF THE MEMBERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN MONROE COUNTY, NEW YORK FOR THE PURPOSE OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE COMPANY OR THIS AGREEMENT. EACH OF THE MEMBERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH MEMBER CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH PROCEEDING BY THE DELIVERY (BY OVERNIGHT COURIER) TO IT AT ITS ADDRESS TO WHICH NOTICE IS REQUIRED TO BE GIVEN TO IT IN THIS AGREEMENT. EACH MEMBER FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND BINDING AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.4      Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

10.5      Amendments to Agreement.

(a)      This Agreement may not be amended, modified, altered or restated, except as expressly set forth in Section 5.1(a) and this Section 10.5. Amendments to this Agreement may be proposed by the Managing Member. In the event any proposed amendment requires the approval of any Non-Managing Members, the Managing Member shall seek the written vote of the Members on the proposed amendment or call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written consent, the Managing Member may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a consent with respect to the proposal; provided, that, an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(b)      Notwithstanding the foregoing, the Managing Member shall have the power without the consent of the Non-Managing Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)	to reflect the issuance of additional Membership Units or the admission, substitution, termination or withdrawal of Members in accordance with this Agreement.

(ii)

to reflect a change that is of an inconsequential nature and does not adversely affect the Non-Managing Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions;

(iii)	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law; and

(iv)

to reflect such changes as are reasonably necessary for the Managing Member to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the Internal Revenue Service.

The Managing Member will provide notice to the Non-Managing Members when any action under this Section 10.5 is taken.

10.6      Severability. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

10.7      Successors. Subject to the limits on assignment contained herein, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the permitted successors, heirs and assigns, of the Members.

10.8      Entire Agreement. This Agreement, the Articles of Organization and any Subscription Agreements, each as amended or supplemented from time to time, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto, including but not limited to the Original Operating Agreement.

10.9      Power of Attorney. Each Member hereby constitutes and appoints the Managing Member as such Member’s true and lawful agent and attorney-in-fact, with full power of substitution, with full power and authority in such Member’s name, place and stead to execute, acknowledge, deliver and file all such documents which the Managing Member deems necessary or appropriate: (a) to continue the existence or qualification of the Operating Company as a limited liability company under the laws of any state or jurisdiction; (b) to reflect amendments to this Agreement or the Articles of Organization made pursuant hereto; or (c) to reflect the dissolution or liquidation of the Operating Company pursuant to the terms hereof. The foregoing power of attorney is hereby declared irrevocable and a power coupled with an interest and shall survive the death or incapacity of any Member and shall extend to such Member’s successors and assigns, heirs or representatives.

10.10      Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Operating Company’s assets.

10.11      Number and Gender. In interpreting this Agreement, the masculine gender includes the feminine, the neuter shall include both the masculine and feminine, the singular includes the plural, and the plural includes the singular whenever the context so requires.

10.12      Counsel. Each Member hereby acknowledges and agrees that Nixon Peabody LLP is acting as counsel to the Managing Member and some of the Related Persons and, except as otherwise provided by law, does not represent or owe any duty to any other Member or to the Members as a group.

10.13      Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Operating Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

10.14      Ownership and Use of Name. Upon termination of the Operating Company, the entire right, title and interest in and to the name of the Operating Company and the goodwill attached thereto shall, without requiring any compensation to the Operating Company or to any Member, be assigned to the Managing Member or to such other Person as shall be designated by the Managing Member.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts as of the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one and the same instrument.

ORIGINAL MEMBERS:	BROADSTONE VENTURES, LLC

By: /s/ Robert C. Tait
Robert C. Tait, President

KNOLLWOOD VENTURES, INC.

By: /s/ Norman P. Leenhouts
Norman P. Leenhouts, President

BOX TREE ASSETS LLC

By: /s/ Robert C. Tait
Robert C. Tait, Authorized Member

/s/ Nelson B. Leenhouts
Nelson B. Leenhouts

MANAGING MEMBER:	BROADSTONE NET LEASE, INC.

By: /s/ Amy L. Tait
Amy L. Tait, Chief Executive Officer and Secretary

OPERATING COMPANY:	BROADSTONE NET LEASE, LLC
By: Broadstone Net Lease, Inc.
Its Managing Member

By: /s/ Robert C. Tait
Robert C. Tait, President